Exhibit 99.2

Only for use where Gartner is quoted in a registration statement to be filed with the SEC

QUOTE INDEMNIFICATION AGREEMENT

THIS QUOTE INDEMNIFICATION AGREEMENT (THE “Agreement”) is made as of the 13th day of March, 2008 by and between SolarWinds, Inc., a Delaware corporation with offices at Austin, TX (the “Issuer”) and Gartner, Inc., a Delaware corporation with offices at 56 Top Gallant Road, Stamford, Connecticut 06902-7700 (“Gartner”).

Gartner hereby consents to the quotation by Issuer in its Registration Statement on Form [S-1] to be filed with the Securities and Exchange Commission on or around March 14, 2008 (the “Filing”), of the Gartner material set forth on the attached Exhibit A (“Gartner Material”), subject to the terms and conditions set forth herein.

In consideration of Gartner’s consent as set forth above, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer hereby agrees:

(a) that the Gartner Material shall be presented in the Filing (i) as representing data, research opinion or viewpoints published by Gartner, and not as a representation of fact; and (ii) in a manner that informs the reader of the Filing that he/she assumes sole responsibility for his/her selection of or reliance on the Gartner Material in making any decision, including any investment decision;

(b) that Gartner disclaims all warranties, express or implied, statutory or otherwise, including, without limitation, any implied warranties of merchantability of fitness for a particular purpose, and warranties as to accuracy, completeness or adequacy of the Gartner Material;

(c) that the Gartner Material speaks as of its original publication date (and not as of the date of the Filing) and that the opinions expressed in the Gartner Material are subject to change without notice;

(d) that Gartner shall have no liability for errors, omissions or inadequacies in the Gartner Material or for any interpretations of the Gartner Material;

(e) that Gartner does not assume responsibility for any third parties’ reliance on any information contained in the Filing, including the Gartner Material; and

(f) that Gartner is not an “expert” within the meaning of Section 509 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Issuer agrees to indemnify and hold harmless Gartner, its directors, officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses (including reasonable attorney’s fees and costs) arising, directly or indirectly, and without limitation, out of or in connection with the Filing.

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to conflict of law principles. This Agreement shall remain in effect so long as the Filing, including any post-effective amendment thereto, remains effective under the federal securities laws.

SolarWinds, Inc.

By:	/s/ KEVIN B. THOMPSON

Name:	Kevin B. Thompson

Its duly authorized:	COO

Date:	3/13/08

Gartner, Inc.

By:	/s/ ALLISON FLETCHER

Name:	Allison Fletcher

Its duly authorized:	Vendor Relations Manager

Date:	3/19/2008

Exhibit A

and applications. Most of these frameworks are designed for, and marketed and sold to, chief information officers, who are responsible for managing a wide variety of IT issues, rather than to the network professionals who are responsible for the daily management of networks. As a result, frameworks are not optimized to solve the problems faced by these network professionals and often fail to address network management requirements effectively.

Limitations of existing IT management frameworks include the fact that they are:

•	Expensive and Difficult to Implement. Most frameworks are sold at high prices, fail to offer an affordable entry-level option and require costly professional services to deploy.

•	Difficult to Use, Maintain and Customize. Most frameworks require significant training to use, cannot be easily configured to end-users’ preferences and require a specialized staff to maintain.

•

Inflexible and Difficult to Scale. Most frameworks are highly complex software platforms that are designed for enterprise implementations. As a result, customers typically cannot start with a small or simple deployment and easily increase their capacity or add features as their networks grow and their needs expand.

•	Impractical for Small and Mid-Size Organizations. Because of their cost and complexity, most frameworks are impractical for small and mid-size organizations.

Market Opportunity

There is currently a large and mature market for network management software. Gartner, Inc., a market research firm, estimates that spending on software for managing networks and the availability and performance of networks and systems will grow from $4.95 billion in 2008 to $5.66 billion in 2011. We believe that a substantial portion of this spending is concentrated in enterprises and represents purchases of IT management frameworks.

We also believe there is a broader market opportunity for cost-effective, easy-to-use and scalable software offerings, such as ours, that address the day-to-day problems of network professionals in enterprises with more than 1,000 employees and small and mid-size companies with 50 to 1,000 employees, as well as in local, state and federal government entities. Many of our current enterprise customers have installed an IT management framework product, but have also purchased our products in order to address better and more directly the specific needs of the network professional. Small and mid-size companies have typically had to rely on point products to address their network management needs, but these products, unlike ours, generally do not solve a broad range of network management issues and cannot scale as networks grow or become more complex.

In a study we commissioned, Compass Intelligence Research estimated there are currently more than 35,000 enterprises and more than 1.6 million small and mid-size companies worldwide. In addition, they estimated that more than 10,000 of the largest enterprises in the world have an average of approximately eight departments that purchase as separate entities. Based on a review of our customers, their implementations of our products and our current prices, we estimate that the average license expenditures for our products that are necessary to address fully the needs of network professionals in small and mid-size companies, in enterprises and in the departments of the largest enterprises range from $18,000 to $230,000, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Compensation Discussion and Analysis.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by Compass Intelligence Research and Gartner, Inc. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. These industry publications, surveys and forecasts generally indicate that their information has been obtained from sources believed to be reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in “Risk Factors.”

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Expanding Use of Networks to Deliver New Services and Technologies. The adoption of wireless local area networks; voice-over-IP, or VoIP; software as a service, or SaaS, applications; and other next-generation applications changes the nature of issues that must be managed in connection with the network, elevates the importance of managing network performance and further increases network complexity.

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Increasing Globalization of Organizations and Their Operations. The size and complexity of networks have increased as organizations become more geographically dispersed across countries and time zones, target a broader set of customers and trade with an increasingly global base of suppliers and partners.

•

Heightened Importance of Compliance and Regulatory Requirements. Sarbanes-Oxley, HIPAA, PCI and other regulations require organizations to implement and certify controls for network security, access and configuration. Implementing these controls and reporting on their effectiveness add further complexity to network management.

Limitations of Existing Network Management Software

Traditionally, large businesses, governments and other organizations have deployed complex and expensive software products, called IT management frameworks, that provide centralized and unified management of entire IT systems, including networks, servers and applications. Most of these frameworks are designed for and marketed and sold to chief information officers, who are responsible for managing a wide variety of IT issues, rather than to network professionals, who are responsible for the daily management of networks. As a result, frameworks have not been optimized to solve the problems faced by these network professionals and often fail to address network management requirements effectively.

Limitations of existing IT management frameworks include the fact that they are:

•

Expensive and Difficult to Implement. Most frameworks are sold at high prices and do not offer an affordable entry-level option. Due to their complexity, these frameworks require costly professional services to deploy and take months before they are usable by the customer.

•

Difficult to Use, Maintain and Customize. Most frameworks require significant training to use, cannot be easily configured to end-users’ preferences and require a specialized staff to maintain, which is difficult to attract and retain.

•

Inflexible and Difficult to Scale. Most frameworks are highly complex software platforms that are designed for enterprise implementations. As a result, customers typically cannot start with a small or simple deployment and easily increase their capacity or add features as their networks grow and their needs expand.

•	Impractical for Small and Mid-Size Organizations. Because of their cost and complexity, most frameworks are impractical for small and mid-size organizations.

The Network Management Market Opportunity

There is currently a large and mature market for network management software. Gartner, a market research firm, estimates that spending on software for managing networks and the availability and performance of networks and systems will grow from $4.95 billion in 2008 to $5.66 billion in 2011 (“Forecast: Enterprise Software Markets, Worldwide, 2007-2012”, by Ruggero Contu, dated March, 2008).(1) We believe that a substantial portion of this spending is concentrated in enterprises and represents purchases of IT management frameworks.

Given the increasing challenges of network management and the limitations of existing offerings, we believe there is a broader market opportunity for products that directly address the needs of network professionals and that are cost effective; easy to find, evaluate, use and maintain; and scalable and flexible. We believe that our software addresses this opportunity, particularly in enterprises with more than 1,000 employees and small and mid-size companies with 50 to 1,000 employees, as well as in local, state and federal government entities.

Many of our current enterprise customers have installed an IT management framework product, but have also purchased our products in order to address better and more directly the specific needs of the network professional. We believe that a substantial opportunity exists to continue to sell our products to enterprise customers, even those that have purchased framework products.

Small and mid-size companies have typically had to rely on point products to address their network management needs, but these products, unlike ours, generally do not solve a broad range of network management issues and cannot scale as networks grow or become more complex.

In a study we commissioned, Compass Intelligence Research estimated there are currently more than 35,000 enterprises and more than 1.6 million small and mid-size companies worldwide. In addition, they estimated that more than 10,000 of the largest enterprises in the world have an average of approximately eight departments that purchase as separate entities. Based on a review of our customers, their implementations of our products and our current prices, we estimate that the average license expenditures for our products that are necessary to address fully the needs of network professionals in small and mid-size companies, in enterprises and in the departments of the largest enterprises range from $18,000 to $230,000, respectively.

Our Solution

Our software offerings include fault and performance management products, configuration and compliance products and a wide range of software tools for network professionals. These offerings enable easy and effective network management. We design our software to meet the requirements of networks and implementations of varying sizes and levels of complexity, ranging from a single device to over 100,000 installed devices.

Our software is:

•	Focused on the Needs of Network Professionals. Since our inception, we have focused on the specific needs of network professionals, who use, and typically make the decision to purchase, our software.

(1)	The Gartner Report described herein represents data, research opinion or viewpoints published, as part of a syndicated subscription service available only to clients, by Gartner, Inc., a corporation organized under the laws of the State of Delaware, USA, and its subsidiaries (“Gartner”), and is not a representation of fact. The Gartner Report does not constitute a specific guide to action and you assume sole responsibility for selection of, or reliance on, the Gartner Report, or any excerpts thereof, in making any decision, including any investment decision. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Report are subject to change without notice. Gartner is not responsible, nor shall it have any liability, to us or to you for errors, omissions or inadequacies in, or for any interpretations of, or for any calculations based upon data contained in, the Gartner Report or any excerpts thereof.

Exhibit Number	Exhibit Title

10.25	Notes (second lien secured credit facility)

10.26	Amendment and Waiver No. 1 to Second Lien Credit Agreement by and among the Registrant, SolarWinds.Net, LLC, various guarantors and The Bank of New York, dated March 14, 2008

10.27†	License Agreement between the Registrant and NetSuite Inc., dated August 31, 2006

10.28	Master Subscription Agreement between the Registrant, salesforce.com, inc. and salesforce.com Sàrl

10.29†	Master Services Agreement between the Registrant and SoftServe, Inc., dated October 12, 2006

10.30	Term Lease Agreement between the Registrant and Yonce Ventures, LLC, dated April 1, 2006

10.31	E-Commerce Automation System License Agreement between the Registrant and Yonce Properties, LLC, dated December 14, 2005

10.32	Promissory Note made by David A. Yonce in favor of the Registrant, dated March 13, 2007

10.33	Stock Pledge Agreement between the Registrant and David A. Yonce, dated March 12, 2007

21.1	List of subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers LLP, Independent Auditors

23.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-8 to this registration statement on Form S-1)

99.1	Consent of Compass Intelligence Southwest, dated March 3, 2008

99.2	Consent of Gartner, Inc., a market research firm, dated March 13, 2008

*	To be filed by amendment.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this registration statement and have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

The following schedule is filed as part of this registration statement:

Schedule II—Valuation and Qualifying Accounts

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financials statements or related notes.

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